CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of VELA Small Cap Fund, VELA Large Cap Plus Fund, VELA International Fund, VELA Income Opportunities Fund and VELA Short Duration Fund, each a series of VELA Funds which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

January 27, 2025